Exhibit 10.2

Date: 19 October 2022

Mr. Douglas Nairne

[Address]

Dear Doug,

LETTER OF EMPLOYMENT

This Letter of Employment is amends and supersedes the Fixed Term Letter of Employment dated October 8, 2021, the First Amendment dated November 2, 2021 and the Third Amendment dated December 1, 2021.

We would like to offer you the following position with First Advantage Limited (the “Company”) on the terms and conditions stated herein (“Agreement”) for the benefit of itself and the Group Companies. “Group Company” means the Company and any associated company as defined in section 2 of the Companies Ordinance (Cap. 622).

1.
POSITION

You will be appointed as Chief Operating Officer - International with the Company. You will be reporting to Scott Staples, Chief Executive Officer (“Manager”). Your Manager or reporting line may be changed at the discretion of the Company.

2.
COMMENCEMENT DATE

The effective date of this agreement shall be 20 October 2022 (“Commencement Date”).

However, your service date will be from 20 October 2021 (“Initial Hire Date”)

3.
PROBATION

You will not be required to undergo a probationary period.

4.
PLACE OF WORK

Your primary place of work will be in Hong Kong. The Company may require you to work, either on a temporary or indefinite basis, at any other reasonable alternative location. You agree, upon reasonable notice, to travel both within Hong Kong and overseas for the proper performance of your duties.

5.
REMUNERATION

Your remuneration will be as set out in Schedule 1.

6.
WORKING HOURS

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Your normal working hours are from 0900 to 1800 (with one (1) hour for lunch) Monday through Friday. Your work schedule may be changed by the Company from time to time in accordance with the requirements of the business operations or should circumstances warrant.

7.
DUTIES & RESPONSIBILITIES

Other than as disclosed in Schedule 3, during your employment with the Company you agree:

(a)
to devote the whole of your time, attention and skill during working hours to the performance of your duties, to perform all the lawful orders of the Company, to conduct yourself with sobriety and propriety and to discharge your duties for the Company faithfully and to the best of your skill and ability;
(b)
to conform to such hours of work as may from time to time reasonably be required of you and without entitlement to any additional remuneration for work outside normal working office hours;
(c)
not to engage in any other employment or business without the prior written consent of the Company;
(d)
to use all reasonable efforts to promote the interests of the Company;
(e)
to comply with all laws and regulations applicable to your position and duties;
(f)
not to accept from any client or supplier of the Company or its associated companies any gift or gratuity (monetary or otherwise) without the prior written consent of the Company, nor to ask for or solicit in any manner any such gift or gratuity; and
(g)
whether during or after your employment with the Company, not to disparage or make negative statements about the Company or any of its directors, officers, shareholders, employees or representatives that may have the effect of damaging the reputation of the Company.
8.
EXPENSES

The Company will pay or reimburse you for your reasonable expenses exclusively and necessarily incurred by you in the performance of your duties under this Agreement, in accordance with the Company's policies, properly substantiated with receipts or other evidence of actual payment satisfactory to the Company. This clause does not extend to your personal expenses, including travel expenses as a result of your commute between home and work.

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9.
TERMINATION OF EMPLOYMENT
9.1
This Agreement may be terminated by either party giving the other party two (2) months prior notice in writing of the termination of this Agreement or by paying to the other party two (2) months’ wages in lieu of notice, the last day of your employment under this Agreement being the “Termination Date”.
9.2
The Company may dismiss you immediately without notice or payment in lieu of notice if you:
(a)
commit any acts of gross misconduct or any other material or serious breach of your obligations under this agreement; or
(b)
are convicted of any criminal offence; or
(c)
commit any act of fraud or dishonesty; or
(d)
are seriously or habitually neglectful or negligent in connection with the performance of your duties or in connection with the business or affairs of the Company; or
(e)
discriminate against, harass, bully or victimize another person; or
(f)
are guilty of conduct which brings or might bring the Company into disrepute; or
(g)
are employed by or engaged in another business without the Company’s prior approval; or
(h)
become bankrupt or make any arrangement or composition with your creditors generally; or
(i)
become of unsound mind; or
(j)
are addicted to or are habitually under the influence of alcohol or any drug (not being a drug prescribed for you by a registered medical practitioner for the treatment of a condition other than drug addiction), the possession of which is controlled by law; or
(k)
commit any other act or omission which would entitle the Company to terminate this Agreement without notice under common law.
10.
GARDEN LEAVE
10.1
If you or the Company give notice to terminate your employment, the Company may place you on “Garden Leave” meaning the Company may require you:
(a)
not to enter or attend the premises of the Company or any Group Company;

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(b)
not to contact or have communication with clients or customers, prospective clients or customers, employees, contractors, investors, suppliers, distributors, shareholders, agents, representatives or other business contacts of the Company or any Group Company;
(c)
to remain available to be called upon during your normal working hours;
(d)
not to carry out your job duties;
(e)
not to take up employment with any other organisation; and
(f)
not to be engaged in any activity which may conflict with your ongoing obligations to the Company.
10.2
During any Garden Leave period, you will be entitled to receive your usual salary and benefits, and all your duties to the Company including your duties of fidelity, good faith, confidentiality and exclusive service will remain in force.
11.
LEAVE OF ABSENCE / SUSPENSION

The Company reserves the right to suspend you from your job duties or to place you on a leave of absence for a reasonable period during but no longer than 30 days and/or after any investigation or at any time during your employment, whether paid or unpaid, in accordance with applicable laws. During any period of leave of absence, the Company will not be obliged to provide you with work and you will be forbidden from contacting any clients, suppliers, representatives or employees of the Company during this period except where authorised in writing by the Company.

12.
CONFIDENTIALITY
12.1
You shall not, without the prior written consent of the Company, disclose to any person, firm or corporation the terms of this Agreement except:
(a)
to your own professional advisors advising you on your rights and obligations under this Agreement; or
(b)
as required under this Agreement; or
(c)
as required by applicable laws.
12.2
At all times during your employment and after its termination without limitation of period, you agree:
(a)
to keep secret any Confidential Information coming to your knowledge during your employment;

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(b)
not to use the Confidential Information for any purpose other than for the benefit of the Company; and
(c)
not to disclose the Confidential Information to a third party except in the course of properly performing your duties under this Agreement; and
(d)
to use your best endeavours to prevent any unauthorised of the Confidential Information.
12.3
The restrictions contained in Clause 12 do not apply to:
(a)
any disclosure or use authorised by the Company, required in the ordinary and proper course of the employment, or required to comply with an order of a court of competent jurisdiction or by a tribunal or regulatory authority; or
(b)
any information which you can demonstrate was known to you prior to the commencement of the employment; or is in the public domain otherwise than as a result of a breach of this Agreement.
12.4
You shall not during the continuance of this Agreement make, otherwise than for the benefit of the Company, any notes or memoranda relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs nor shall you either during the continuance of the Agreement or afterwards use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company, it being the intention of the parties hereto that all such notes or memoranda made by you shall be the property of the Company and left at the place of employment upon the Termination Date.
12.5
"Confidential Information" includes, but is not limited to, information which relates to the Company or any Group Company or any of their respective business partners, employees, clients, investors, representatives, consultants or suppliers, whether or not that information is recorded in documentary form or in soft copy or on storage media or on a database or in any other format, which is given to you in confidence or which is of a confidential nature or which is reasonably regarded by the Company as being confidential or a trade secret given its nature or the circumstances surrounding its disclosure, such as information concerning the business, business performance, prospective business, finances, accounts, projections, targets, budgets, plans, systems, processes, techniques, know-how, client or customer lists, suppliers, business partners, contractors, customer data (including customer preferences, or actual or anticipated needs), price sensitive information, software models or schemas, technical information or data, reports, interpretations, forecasts, records, remuneration, fees, commissions, personnel details, products, planned products, services, planned services, designs, formulae, source and object codes, research, developmental or experimental work, improvements, discoveries, marketing surveys, statistics, credit card information, pricing policies and information, computer passwords, contact information and customer service requirements.

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13.
REQUIREMENTS FOLLOWING TERMINATION
13.1
If your employment is terminated for any reason, or if requested by the Company at any time, you agree to:
(a)
deliver to the Company all Confidential Information in your possession or control;
(b)
return any software, hardware, books, manuals, portable laptop, printer, office equipment, accessories, keys, security passes, credit cards, mobile phones, company car (if any) and any other property of the Group which may be in your possession, custody or control;
(c)
not retain or to delete if instructed by the Company any documents and materials (including any copies) and any software applications relating to the business of the Company or any Group Company stored on any magnetic or optical disc or memory and all matter derived from those items which are in your possession, custody or control outside the Company premises (including your personal devices, if applicable). If this cannot be achieved remotely, you agree to provide full cooperation to the Company in enabling it to remove the software and/or Confidential Information from your device;
(d)
notify the Company of all passwords and encryption codes used by you in relation to any document produced or processed by you in the course of your employment, or in respect of any equipment belonging to the Company or any Group Company;
(e)
refrain from using any name used by the Company or any Group Company which is likely to cause confusion to the public about whether it is associated with the Company or any Group Company;
(f)
refrain from representing yourself, at any time after the Termination Date, as still being in any way connected with the Company or any Group Company; and
(g)
provide to the Company a signed statement, whenever requested, confirming that you have fully complied with your obligations under this Clause.
13.2
You also agree to return to the Company immediately any such property that may come into your possession or control after the Termination Date.
13.3
You agree that you will, before and after the Termination Date, co-operate with the Company or any Group Company for whom you performed duties by providing any reasonable assistance as may be required in connection with:
(a)
the transfer of your duties to another person; and
(b)
any claim made by or against the Company or any Group Company (or any successor in business) where it considers that you have knowledge which is relevant to that claim.

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14.
NON-COMPETITION
14.1
You will not directly or indirectly, whether or not in pursuit of pecuniary reward, for a period of three (3) months following the Termination Date be engaged on your own account or in the capacity of employee, officer, director, shareholder, consultant, adviser, partner, principal, agent or in any other capacity in providing the Restricted Services and/or the Restricted Proposed Services for any person, firm, organisation or company which carries on any business or venture in the Restricted Territory which:
(a)
is or is about to be in competition with any of the businesses, business activities and business services with which you have been concerned or involved to any material extent during the Relevant Period in the performance of duties under this Agreement, or in relation to which you possess Confidential Information at the time of Termination Date; or
(b)
requires or might reasonably be thought by the Company to require you to disclose or make use of any Confidential Information in order to properly discharge your duties to or to further your interest in that business or venture.
14.2
You will not directly or indirectly for six (6) months after the Termination Date hold, whether jointly or alone, 25% or more of the voting rights of a company that carries on any business or venture which:
(a)
Is or is about to be in competition with any of the businesses, business activities and business services with which you have been concerned or involved to any material extent during the Relevant Period or in relation to which you possess Confidential Information at the Termination Date; or
(b)
requires or might reasonably be thought by the Company to require you to disclose or make use of any Confidential Information in order to properly discharge your duties or to further your interest in that business or venture.
14.3
You will not directly or indirectly, whether or not in pursuit of pecuniary reward and whether on your own behalf or on behalf of another person, firm, organisation or company:

for a period of six (6) months following the Termination Date:

(a)
accept, seek, canvass or solicit from any Restricted Person any business, orders or custom for any Restricted Services to be provided within the Restricted Territory;
(b)
accept, seek, canvass or solicit any business, orders or custom for any Restricted Proposed Services to be provided within the Restricted Territory from any Restricted Person;
(c)
accept, seek, canvass or solicit from any Restricted Contact any business, orders or custom for any Restricted Services to be provided within the Restricted Territory;

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(d)
accept, seek, canvass or solicit from any Restricted Contact any business, orders or custom for any Restricted Proposed Services to be provided within the Restricted Territory;
(e)
solicit or entice away or seek to entice away from the Company or hire any person employed or engaged by the Company in a senior managerial, technical, supervisory, sales or marketing capacity, or who by reason of such employment or engagement is likely to have knowledge of any trade secrets or Confidential Information of the Company, and was a person with whom you dealt during the Relevant Period in the course of your duties; and

at any time after the Termination Date:

(a)
induce or seek to induce by any means involving the disclosure or use of Confidential Information any Restricted Person or Restricted Contact to cease dealing with the Company or any Group Company or to restrict or vary the terms upon which it deals with the Company or any Group Company;
(b)
be held out or represented by you or any other person, as being in any way connected with or interested in the Company; or
(c)
disclose to any person, or make use of any Confidential Information.
14.4
The Company may require you to provide evidence confirming to its satisfaction that you are not in breach of any part of this Clause 14.
14.5
The Company and you acknowledge that each restriction specified in this Clause 14 is reasonable and necessary to protect the Company’s legitimate interests.
14.6
Each restriction in this Clause 14 is intended to be separate and severable. If any of these are found to be void, but would be valid if some portion were deleted, then such portions will apply with such modifications as may be necessary to make them valid or effective.
14.7
“Relevant Period” means the 12-month period prior to the Termination Date.

"Restricted Contact" means any person, firm or company with whom or with which you have dealt, or of whom or of which you have knowledge, by virtue of the duties in the Relevant Period and who or which will, during the Relevant Period or at the Termination Date be negotiating with or be in material discussions with the Company for the supply of Restricted Services or Restricted Proposed Services.

“Restricted Person” means any person, firm or company with whom or with which you have dealt, or of whom or of which you have knowledge, by virtue of your duties in the Relevant Period and to whom or to which the Company at any time during the Relevant Period has supplied any Restricted Services.

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“Restricted Territory” means any geographic area in which the Company provided the Restricted Services during the Relevant Period.

"Restricted Proposed Services" mean any services which are, at the Termination Date, proposed to be provided by the Company or any Group Company at any time during the six (6) months following the Termination Date and in respect of which or the marketing of which your duties were directly concerned or for which you were responsible or materially involved during the Relevant Period or in relation to which you possess Confidential Information at the Termination Date.

"Restricted Services" mean any services of a kind which have been provided by the Company or any Group Company in the ordinary course of the business at any time during the Relevant Period and in respect of which or the marketing of which your duties were directly concerned or for which you were responsible or materially involved during the Relevant Period or in relation to which you possess Confidential Information at the Termination Date.

15.
INTELLECTUAL PROPERTY AND MORAL RIGHTS
15.1
You will immediately disclose to the Company all IP Rights directly or indirectly created by you (or communicated to you by any other employee of the Company or any Group Company) during your employment. This obligation will apply in respect of all IP Rights created during your employment, whether created in the course of the employment, or otherwise.
15.2
You, as beneficial owner, will assign to the Company (insofar as title to them does not automatically vest in the Company as a consequence of the employment) by way of future assignment:
(a)
all copyrights arising in any original material produced by you during and in the course of your employment by the Company (whether during the normal hours of work of the Company or otherwise or at the premises or using the facilities of the Company or otherwise);
(b)
the exclusive right to grant licences to and authorise others to do any and all acts restricted by the Patents Ordinance (Cap. 514) or the Copyright Ordinance (Cap. 528) in relation to such material in Hong Kong, together with copyright in all other countries of the world (and any similar rights in countries where such rights exist), for the whole term of such copyrights including any extensions or renewals of such rights.

15.3
You will also assign to the Company the sole and absolute right to sue for damages and other remedies in respect of any infringements of the copyrights in such material or for conversion of infringing copies of the material.

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15.4
You waive all Moral Rights in respect of any acts of the Company or any acts of third parties done with the Company’s authority in relation to any IP Rights which are the property of the Company by virtue of this Clause 15, and this waiver will extend to the licensees and successors in title to the IP Rights.
15.5
You will, at the expense of the Company, promptly execute and do all acts, matters, documents and things necessary to enable the Company or its nominee to apply for and obtain all applicable IP Rights in any countries relating to the materials produced by you during and in the course of the employment as the Company may direct.
15.6
You irrevocably and by way of security appoint the Company as your attorney in your stead to do all such things and execute all such documents as may be necessary or incidental to grant to the Company the full benefit of this Clause 15.
15.7
All rights and obligations under this Clause 15 will continue in full force and effect after the Termination Date and will be binding upon your personal representatives.
15.8
“IP Rights” refer to any material information and documents in respect of any concept, idea, invention, improvement, design, copyright or other intellectual property rights of any nature whatsoever.

“Moral Rights” refer to any and all rights conferred by Division IV Part II of the Copyright Ordinance (Cap. 528).

16.
COMPUTERS AND ELECTRONIC COMMUNICATIONS
16.1
You consent to the Company:
(a)
checking, recording and reviewing telephone calls, computer files, records and e- mails and any other form of electronic communication or internet activity; and
(b)
conducting any other compliance, security or risk analysis checks the Company considers reasonably necessary on any Company-owned device in accordance with the Personal Data (Privacy) Ordinance (Cap. 486).

16.2
You will not attempt, alone or with others, to gain access to data or programs to which you have not been authorised to gain access.
16.3
You will not, except for the performance of your duties in respect of the employment:
(a)
load any program into any computer via disk, typing, electronic data transfer or any other means;

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(b)
use or insert into any computer any magnetic or optical disk or memory, removable hard drive, or any other device for the storage and transfer of data or programs;
(c)
use any link to access any other computer or bulletin board or information service;

download any file via a link or any other device;

(d)
connect any piece of computer equipment to any network or other item of computer equipment; or
(e)
use your personal computer or telecommunications equipment for storing or processing of Confidential Information or send Confidential Information via e- mail, the internet, cloud computing or by other means of external communication which are known not to be secure.
16.4
You will not use social networking resources to post offensive, obscene, or criminal material or any other material which is liable to cause embarrassment to any Group Company or to its clients.
16.5
You will not download any pornographic or any other offensive material or directly or indirectly through others use pirated software, or copy the pirated software in the Company’s computers and you further indemnify the Company during and after the employment against all liability resulting from any breach of this Clause 16.5.
17.
BRIBERY AND CORRUPTION

You must comply with all applicable anti-bribery and corruption legislation, including the Prevention of Bribery Ordinance (Cap. 201), as well as the Company's policies on anti-bribery and corruption as updated and amended from time to time.

18.
AGENCY

You acknowledge and agree that:

(a)
Clauses 12, 14 and 15 are agreed jointly and severally with the Company and all Group Companies;
(b)
all Group Companies take the benefit (including the right of enforcement against you) of Clauses 12, 14 and 15 collectively and individually; and
(c)
the Company has signed this Agreement as agent on behalf of all Group Companies for the purposes of Clauses 12, 14 and 15.

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19.
COMPLIANCE

Your employment is contingent upon:

(a)
your continued right to work in Hong Kong and compliance with immigration requirements;
(b)
your maintenance of any qualifications, licences and good standing required for you to perform your duties under this Agreement;
(c)
your compliance with any regulatory or legal requirements deemed appropriate or necessary by the Company for the performance of your role; and
(d)
your compliance with the Company’s policies, processes, handbook, Code of Conduct, instructions and rules as may be issued or published by the Company and as may be amended from time to time.
20.
REPRESENTATIONS AND WARRANTIES

You represent and warrant that you have not taken or otherwise misappropriated, and you do not have in your possession or control, any improperly obtained confidential and proprietary information belonging to any of your prior employers or connected with or derived from your services to prior employers. You further acknowledge that the Company has informed you that you are not to use or cause the use of such confidential or proprietary information from your former company in any manner whatsoever in connection with your employment by the Company or work or service for the Company's affiliates. You agree that you will not use such information. You represent that you are not currently a party to any pending or threatened litigation with any former employer or business associate. You shall indemnify and hold harmless the Company from any and all claims arising from any of your breach of the representations and warranties in this paragraph.

21.
THIRD PARTY RIGHTS

Except as expressly provided elsewhere in this Agreement, a person who is not a party to this Agreement will have no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce any term of this Agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Ordinance.

22.
VARIATION

The Company reserves the right to vary any of the terms and conditions of this Agreement at any time in its reasonable discretion.

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23.
SEVERABILITY

Part or all of any clause of this Agreement that is illegal or unenforceable will be deemed severed from this Agreement and the remaining provisions will remain in full force and effect.

24.
WAIVER

The waiver by the Company of any breach of any term of this Agreement will not prevent the subsequent enforcement of that term and will not be deemed a waiver of any subsequent breach.

25.
DATA PRIVACY

The Company holds, and will continue to collect, information about you for a number of purposes connected with your employment; for example, for payroll operations and the administration of employee benefits. You hereby consent to personal data held about you by the Company being lawfully and fairly processed by the Company, which may include information being transmitted outside Hong Kong. You further consent to sign the Personal Information Collection Statement attached as Schedule 2 to this Agreement.

26.
COUNTERPARTS

This Agreement may be executed in counterparts.

27.
GOVERNING LAW AND JURISDICTION

The terms of this Agreement will be governed by and construed in all respects in accordance with the laws of the Hong Kong Special Administrative Region and the parties irrevocably submit to the exclusive jurisdiction of the courts and tribunals of the Hong Kong Special Administrative Region.

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If the above terms of employment are acceptable to you, please sign and return a copy of this Agreement, together with signed Schedules 1 and 2, to me by October 25, 2022.

In anticipation of your acceptance, we look forward to welcoming you to First Advantage Limited.

Yours sincerely,	Noted by:
/s/ Bret Jardine	/s/ Michael Pilnick
Bret Jardine	Michael Pilnick
EVP, General Counsel, Director	EVP, Human Resources, APAC
First Advantage Limited	First Advantage Corporation

Acknowledgement:

I have read, understood and agreed to the terms and conditions stated in this Agreement.

/s/ Douglas Nairne	10/20/2022
Name: Douglas Nairne	Date:
HKID No.

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SCHEDULE 1

REMUNERATION AND BENEFITS

NAME OF EMPLOYEE: Douglas Nairne

HONG KONG ID Number:

SALARY

Your Base Salary is the Hong Kong dollar equivalent of USD325,000 per annum paid in 12 monthly instalments of USD 27,082.34.

The Base Salary will begin to accrue on and from the date of commencement and will be paid by autopay in Hong Kong dollars into your nominated bank account at the end of each month.

PERFORMANCE BONUS

First Advantage has adopted a discretionary management financial incentive plan, under which you are eligible to participate with a target award of 50% of your Base Salary (the “Performance Bonus”). Annual performance bonus opportunities are in the sole discretion of the Company. The Performance Bonus opportunity for the current year is prorated based on your days of service, and the amount of the bonus will be determined by corporate performance against target business plan objectives and your performance against your annual goals, as established by First Advantage leadership. If payable, the Performance Bonus for each year will be paid following the completion of the Company’s annual financial audit, typically completed in the second quarter each year. Payment for the previous year is subject to your continued employment through the payment date.

EQUITY

You have received equity appropriate for level and position. You may be eligible to receive additional grants at a future date.

ANNUAL LEAVE

You will be entitled to 20 days of paid annual leave for any 12-month period of employment, pro- rated for any incomplete year.

For annual leave in excess of the minimum statutory entitlement, the Company may grant annual leave on a pro-rata basis during the year in which it accrues or in advance. Any annual leave taken will first be applied against any statutory annual leave entitlement.

All annual leave in excess of the minimum statutory entitlement must be used during the annual leave year and will be forfeited if not taken by the end of the annual leave year. You are not entitled to carry forward any annual leave in excess of the statutory minimum entitlement without your Manager’s prior written authorisation.

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All annual leave must be taken at a time that is reasonable and convenient to the Company. If, upon the Termination Date, you have not taken all of your accrued entitlement for the annual leave year, you will be paid in lieu of the outstanding statutory annual leave only. If you have taken more than your accrued entitlement, a deduction will be made from your final salary or any other sum owing to you equal to the number of days of excess annual leave taken.

You may be required to use untaken annual leave in excess of the minimum statutory entitlement during any period of notice.

REST DAY

You will be entitled to one designated rest day in every 7 days in accordance with the Employment Ordinance (Cap. 57). Your designated rest day will be Sunday and will be paid.

ALLOWANCES

You will be entitled to an annual housing and car annual allowances. These allowances will be paid on a monthly basis along with regularly scheduled payroll in accordance with Hong Kong regulations.

•
Housing allowance – USD $56,000
•
Car allowance – USD $8,000
•
Education allowance – USD $12,000

SICKNESS ALLOWANCE

You are entitled to sickness allowance in accordance with the provisions of the Employment Ordinance (Cap. 57). Any additional benefits beyond the minimum statutory requirements remain at the Company’s absolute and sole discretion.

If you are absent from work for a period of 3 days you must provide your Manager with a leave application form and a valid medical certificate issued by a registered medical practitioner or registered dentist to cover the period of absence. Any sickness leave taken without the support of a valid medical certificate will be deemed to be unpaid absence leave. Any paid sickness leave taken by you will be deducted from the sickness day credits accumulated by you.

The Company reserves the right to require you to attend a medical examination by a doctor nominated by the Company, at the Company’s expense, in situations of frequent or prolonged absence from work due to injury or ill health, or where a medical condition may be aggravated by the nature of the work undertaken, or where there is a potential risk to you or your colleagues. You agree that the results of such examination may be made available to the Company.

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MEDICAL INSURANCE

You will be provided with medical insurance for yourself, spouse and minor dependents, subject to acceptance by the Company’s insurer.

MANDATORY PROVIDENT FUND SCHEME

The Company will make mandatory contributions to a Mandatory Provident Fund Scheme subject to the provisions of the Mandatory Provident Fund Schemes Ordinance (Cap. 485). The required employee contributions will be deducted from your monthly remuneration in accordance with the Mandatory Provident Fund Schemes Ordinance (Cap. 485).

Acknowledgement:

I have read, understood and agreed to the terms and conditions stated in this Agreement .

/s/ Douglas Nairne	10/20/2022
Name: Douglas Nairne	Date:
HKID No.

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SCHEDULE 2

PERSONAL INFORMATION COLLECTION STATEMENT

Your privacy is important to First Advantage Limited ("Company").

Throughout the course of your employment with the Company, the Company needs to collect personal data from you and about you. The type of information that may be collected includes (but is not limited to):

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Recruitment, engagement or training records;
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Information about your medical condition;
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Information regarding termination of employment;
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Terms and conditions of employment;
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Personal and emergency contact details;
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Performance, conduct and disciplinary records;
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Remuneration details, bonus and share plan information;
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Membership of professional associations or trade unions;
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Leave records (including annual leave, sick leave and maternity leave);
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Taxation, banking and mandatory provident fund details;
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Health and safety information;
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Any other information that you provide to the Company.

The purposes for which the Company collects this data is for use concerning your employment or working relationship with the Company and for various human resources, management and reporting purposes and for various legal and security purposes.

The Company may from time to time transfer your personal data to the following classes of persons (within or outside Hong Kong), including but not limited to:

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an associated company (as defined in section 2 of the Companies Ordinance (Cap. 622));
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the Company's insurers and banks;
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medical practitioners appointed by the Company;

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administrator of the Company's mandatory provident fund scheme;
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outside parties involved in a merger, acquisition or due diligence exercise;
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parties involved in a dispute, litigation, investigation, proceedings or enquiry;
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companies or third party service providers the Company engages to perform the functions listed above on the Company's behalf;
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applicable regulators, governmental bodies, tax authorities or other industry recognised bodies located inside or outside Hong Kong as required by any applicable law, rules and regulations, codes of practice or guidelines of any applicable jurisdiction or any governmental or regulatory authority in or outside Hong Kong; and
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anyone you authorise.

If you do not provide complete and accurate personal data to the Company as and when it is required, there may be potentially serious consequences for you and, depending on the circumstances, your future employment relationship with the Company.

It is the Company's policy to retain certain personal data of employees when they cease to be employed. This data may be required for any residual employment-related activities, including for example, provision of references, processing of applications for re-employment, matters relating to retirement benefits and allowing the Company to fulfil any of the Company's contractual or statutory obligations.

To the extent applicable law allows, you may request access to, and correction of, your personal data in relation to your employment. For any further information, please contact Eva Gong.

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